Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Gladstone Commercial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	—	—	—	—	—	—
	Equity	Preferred Stock	—	—	—	—	—	—
	Debt	Debt Securities	—	—	—	—	—	—
	Other	Depositary Shares	—	—	—	—	—	—
	Other	Subscription Rights	—	—	—	—	—	—
	Unallocated (Universal) Shelf	(2)	Rule 457(o)	(2)	(3)	$1,300,000,000(2)	0.00014760	$191,880(4)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,300,000,000		$191,880

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$191,880

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.
(2)

There are being registered hereunder such indeterminate number of shares of common stock, preferred stock, debt securities, depositary shares, and/or subscription rights as shall have an aggregate initial offering price not to exceed $1,300,000,000. Securities registered hereby may be offered for U.S. dollars or in foreign currencies or currency units and may be sold separately or together in units with other securities registered hereby. Also includes such indeterminate principal amount, liquidation amount or number of securities as may be issued upon conversion or exchange of any securities that provide for conversion or exchange into other securities. Separate consideration may or may not be received by the registrant for securities that are issuable upon exercise, conversion or exchange of other securities. The aggregate maximum offering price of all securities offered and sold by the registrant pursuant to this registration statement shall not have a maximum aggregate offering price that exceeds $1,300,000,000 in U.S. dollars or the equivalent at the time of offering in any other currency. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the securities being registered hereunder include such indeterminate number of shares of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act, the proposed maximum aggregate offering price per class of security is omitted, the security type “Unallocated (Universal) Shelf” is included and the maximum aggregate offering price for all of the classes of securities is provided on a combined basis.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on the maximum aggregate offering price.